UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2011
eResearchTechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 215-972-0420
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On May 2, 2011, we issued a press release reporting our results of operations for the quarter ended March 31, 2011 and providing financial guidance for both the second quarter of and fiscal 2011. A copy of that press release is furnished herewith as Exhibit 99.1.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On April 28, 2011, our board of directors appointed Jeffrey S. Litwin, M.D. as our President and Chief Executive Officer and elected him to the board of directors for a term to expire at the 2012 annual meeting, all effective May 1, 2011. Dr. Litwin had served as our Executive Vice President and Chief Medical Officer since December 2005 and as Senior Vice President and Chief Medical Officer from July 2000 until December 2005.
In connection with the appointment, we entered into a new Management Employment Agreement with Dr. Litwin. Under the Agreement, Dr. Litwin’s base salary was increased to $550,000 on an annualized basis and his bonus opportunity under our 2011 bonus plan was increased to 75% of his base salary for the period from May 1, 2011 through December 31, 2011, or $275,000. Of this opportunity, 15% will be based on the extent to which we achieve specified revenue targets, 55% will be based on the extent to which we achieve specified net minimum targets and 30% will be subject to the discretion of our board’s compensation committee. Dr. Litwin remains eligible for a bonus opportunity of $60,833.33 for the first four months of 2011 based on the previously disclosed criteria.
The agreement also provides for an additional award of stock options and restricted stock options valued at $93,666.50 for each award. The awards will be granted on May 3, 2011 (the “Grant Date”), the first business day after the release of our results of operations for the fiscal quarter ended March 31, 2011. Both the stock options and the restricted stock will be granted pursuant to our Amended and Restated 2003 Equity Incentive Plan (the “Plan”). The options will be granted with an exercise price equal to the closing price of our common stock on the Grant Date and will be incentive options to the maximum extent permitted. The options will vest and the restrictions on the restricted stock will lapse in four equal consecutive annual installments commencing one year from the Grant Date. The number of shares of restricted stock and the number of stock options to be granted to Dr. Litwin will be determined by dividing $93,666.50 by the closing price of our common stock on the Grant Date for the restricted stock and by the fair value of the options on the Grant Date using the Black Scholes option pricing model for the stock options.
We also increased the severance to which Dr. Litwin will be entitled, consistent with our prior chief executive officer. If his agreement is terminated for death, disability or other than for cause, we increased his severance from six months base salary and benefits continuation to one year. If Dr. Litwin becomes entitled to severance following a change in control in accordance with the conditions specified in his prior agreement (which were not changed in the new agreement), we increased his severance from one year base salary and benefits continuation to 18 months.

On April 28, 2011, our board also elected Elam M. Hitchner III to succeed Joel Morganroth, MD as Chairman. Mr. Hitchner had served as our lead independent director since April 2010. Dr. Morganroth will continue to serve as a director and as our Executive Vice President and Chief Scientific Officer.
We issued a press release on May 2, 2011 announcing these appointments. A copy of that press release is furnished herewith as Exhibit 99.2.
ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
On April 28, 2011, we held our 2011 annual meeting of stockholders. The final results for each of the matters submitted to a vote of stockholders at the annual meeting were as follows:
(1)	The following individuals were elected as our Directors to serve for three-year terms expiring in 2014:

	Votes	Votes	Broker
	For	Withheld	Non-Votes
Joel Morganroth	38,794,543	1,555,685	6,120,860
Stephen Phillips	39,328,743	1,021,485	6,120,860
(2)	The stockholders ratified the selection of KPMG LLP as our independent registered public accounting firm for 2011. The results of the vote were as follows:

Votes	Votes
For	Against	Abstain
44,933,212	1,528,707	9,169
(3)	The stockholders approved an amendment to the Plan to increase the number of shares of common stock reserved for issuance thereunder by 3.5 million shares. The results of the vote were as follows:

Votes	Votes		Broker
For	Against	Abstain	Non-Votes
33,461,465	6,850,255	38,508	6,120,860
(4)	The stockholders approved, by advisory vote, our executive compensation. The results of the vote were as follows:

Votes	Votes		Broker
For	Against	Abstain	Non-Votes
36,221,722	3,847,624	280,882	6,120,860

(5)	The stockholders’ recommendations, by advisory vote, as to the frequency of future stockholder advisory votes on our executive compensation were as follows:

Every	Every	Every		Broker
One Year	Two Years	Three Years	Abstain	Non-Votes
34,246,248	137,168	4,053,511	86,149	7,948,012
After considering the results of the advisory vote, our board determined to hold future advisory votes on our executive compensation on an annual basis.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1	Press release dated May 2, 2011 of eResearchTechnology, Inc.
Exhibit 99.2	Press release dated May 2, 2011 of eResearchTechnology, Inc.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)
Date: May 2, 2011	By:	\s\ Keith D. Schneck
Keith D. Schneck,
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release dated May 2, 2011 of eResearchTechnology, Inc.
99.2	Press Release dated May 2, 2011 of eResearchTechnology, Inc.